EXHIBIT 23.5

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Interstate Hotels & Resorts, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (Nos. 333-107660 and 333-84531) and Form S-8 (Nos. 333-113229, 333-60545, 333-60539, 333-61731, 333-89740 and 333-92109) of Interstate Hotels & Resorts, Inc. of our report dated March 24, 2004, with respect to the consolidated balance sheet of MIP Lessee, L.P. and subsidiaries as of December 31, 2003 and the related consolidated statements of income, partners’ capital and cash flows for the year the ended; our report dated March 26, 2004, with respect to the consolidated balance sheet of FCH/IHC Leasing, L.P. and subsidiaries as of December 31, 2003 and the related consolidated statements of operations, partners’ deficit and cash flows for the year then ended; and, our report dated March 26, 2004, with respect to the consolidated balance sheet of FCH/IHC Hotels, L.P. and subsidiaries as of December 31, 2003 and the related consolidated statements of operations, partners’ capital and cash flows for the year the ended which reports appear as exhibits in the annual report on Form 10-K/A of Interstate Hotels & Resorts, Inc.

Washington, D.C.

March 30, 2004